EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-122993 on Form S-4 of our reports dated February 21, 2005 (May 19, 2005 as to the classification of Generation21 Learning Systems, LLC as discontinued operation described in Notes 2 and 17), relating to the consolidated financial statements and consolidated financial statement schedule of Renaissance Learning, Inc. for the year ended December 31, 2004, appearing in the Form 8-K of Renaissance Learning, Inc. dated May 19, 2005 and our report dated February 21, 2005 relating to management’s report on the effectiveness of internal control over financial reporting, appearing in the Form 10-K of Renaissance Learning, Inc. for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
May 24, 2005